Exhibit 99.1

Medicine Man Technologies Strengthens Leadership Team

•	Co-founder Andy Williams to become Vice Chairman and President with focus on growth initiatives for the Company
•	Justin Dye appointed as Executive Chairman and Chief Executive Officer with focus on strategic management of the Company

DENVER, Colo. December 9, 2019 /PRNewswire/ -- Medicine Man Technologies Inc. (OTCQX: MDCL) announced today several changes to its executive leadership team. The changes reflect a thoughtful and strategic approach to long-term growth for the organization.

As a visionary of the cannabis industry, Andy Williams founded Medicine Man Technologies in 2014 with a focus on bringing cannabis expertise to organizations across the United States and the world. Over the last five years, Williams was a key leader in scaling the business, including taking the company public, overseeing the acquisition of product companies, such as Success Nutrients, Three-A-Light cultivation publication, and Big Tomato Hydroponics, and notably leading the charge on Colorado House Bill 19-1090, which opened the Colorado cannabis industry to outside funding.

Earlier this year, the Company announced one of the largest roll-ups in the cannabis industry to bring together 12 operators across the state of Colorado creating one of the leading vertically integrated cannabis companies in North America. Upon the anticipated closing of the series of pending acquisitions in 2020, the Company will have 12 cultivation operations, seven product manufacturing operations, 34 dispensaries (including one currently under construction), and advanced research, development and innovation capabilities all under a single entity.

With the Company’s strategy set, Williams will now focus on driving the company’s vision, advocating for the cannabis industry, fostering innovative ideas and growth, and continuing to build on the Company’s great foundation by exploring opportunities both within Colorado and beyond. In this new role, Williams will be Vice-Chairman and President of the Company.

The Company’s Board of Directors has appointed Justin Dye of Dye Capital as Executive Chairman and Chief Executive Officer. Dye brings more than 25 years of strategic management, operations, strategy, corporate finance, and M&A experience. In his new role, Dye will be focused on leading day-to-day operations across the organization, creating an environment that promotes strong performance with all associates and ensuring the progression of our announced targeted acquisitions to achieve the company’s strategic growth.

“I am excited about the next chapter of Medicine Man Technologies,” said Co-Founder Andy Williams. “I am an entrepreneur at heart and being able to focus on new initiatives and opportunities across the industry will enable the Company to thrive in this ever-changing landscape. We are at a critical stage in the Company’s growth and bringing in Justin to lead the day-to-day operations enables an even greater focus on building a strong company positioned for long-term success.”

Additionally, Bob DeGabrielle has been appointed as Chief Operating Officer of the Company. DeGabrielle is a trailblazer in the cannabis industry and is the founder of Los Sueños Farms, one of the largest outdoor grows in North America. DeGabrielle brings more than 40 years of experience in acquiring, developing, managing, and selling commercial and residential real estate. This breadth and depth of operational expertise, combined with his strong working knowledge of the cannabis industry, will greatly benefit the organization.

Finally, Nancy Huber has been promoted to Chief Financial Officer. Huber joined the Company in August as the Senior Vice President of Finance and is an effective and strategic leader with more than 30 years of experience and significant expertise with consumer-packaged goods companies. Huber brings a strong business acumen and will be focused on fiscal discipline for the Company.

“I believe this leadership team positions the Company for sustainable growth,” commented Chief Executive Officer Justin Dye. “The combination of a world-class executive team, the great people of Medicine Man Technologies and its targeted acquisition partners creates a team that is unrivaled in the industry. Our strategy to become one of the largest vertically integrated cannabis operators in North America is a big opportunity for us, and I am excited to work alongside pioneers of the industry. We are at a stage of the company’s development to start seeing even greater momentum and I truly believe in our vision to build one of the most admired cannabis companies in the industry. Together, we are building a culture of speed, innovation, and teamwork, all with a growth mindset. Our combined efforts will benefit our employees, our shareholders, the communities in which we operate, and our consumers.”

For more information about Medicine Man Technologies, please visit https://www.MedicineManTechnologies.com/.

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About Medicine Man Technologies
Denver, Colorado-based Medicine Man Technologies (OTCQX: MDCL) is a rapidly growing provider of cannabis consulting services, nutrients, and supplies. The Company's client portfolio includes active and past clients throughout the cannabis industry in 20 states and seven countries. The Company has entered into agreements to become one of the largest vertically integrated seed-to-sale operators in the global cannabis industry. Current agreements will enable Medicine Man Technologies to offer cultivation, extraction, distribution and retail pharma-grade products. Management includes decades of cannabis experience, a unique combination of first movers in industrial cannabis and proven Fortune 500 corporate executives.

Forward-Looking Statements
This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential," or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control and cannot be predicted or quantified. Consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Raquel Fuentes

Senior Director, Corporate Communications

303-371-0387

raquel@medicinemantechnologies.com

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